Filed Pursuant to Rule 433

Registration Statement No. 333-254041

HUMANA INC.

5.750% Senior Notes due 2028

5.875% Senior Notes due 2033

November 7, 2022

Pricing Term Sheet

Issuer:	Humana Inc.
Ratings*:	Baa3 (Moody’s)/BBB+ (S&P)/BBB (Fitch)
Trade Date:	November 7, 2022
Settlement Date:	(T+10)[1] November 22, 2022
Active Bookrunners:	BofA Securities, Inc. Goldman Sachs & Co. LLC J.P. Morgan Securities LLC PNC Capital Markets LLC
Passive Bookrunners:	Barclays Capital Inc. Citigroup Global Markets Inc. Morgan Stanley & Co. LLC Wells Fargo Securities, LLC
Co-Managers:

Truist Securities, Inc.
U.S. Bancorp Investments, Inc.
Academy Securities, Inc.

BNY Mellon Capital Markets, LLC

Fifth Third Securities, Inc.
KeyBanc Capital Markets Inc.

Mizuho Securities USA LLC

R. Seelaus & Co., LLC

Regions Securities LLC

Scotia Capital (USA) Inc.
SMBC Nikko Securities America, Inc.
TD Securities (USA) LLC

UMB Financial Services, Inc.

2028 Notes

Security Description:	Senior Notes due 2028
Aggregate Principal Amount:	$500,000,000
Coupon:	5.750%
Maturity Date:	March 1, 2028
Price to Public:	99.705%
Benchmark Treasury:	4.125% UST due October 31, 2027
Benchmark Treasury Price / Yield:	98-26 3⁄4 / 4.388%
Spread to Benchmark Treasury:	+143 bps
Yield to Maturity:	5.818%
Interest Payment Dates:	March 1 and September 1, commencing March 1, 2023

[1]

Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes on any date prior to two business days before delivery will be required, by virtue of the fact that the notes initially will settle in ten business days (T+10), to specify alternative settlement arrangements at the time of any such trade to prevent a failed settlement.

Optional Redemption:	Make-whole call at T+25 bps plus accrued and unpaid interest
Par Call:	On or after February 1, 2028
CUSIP/ISIN:	444859 BU5 / US444859BU54

2033 Notes

Security Description:	Senior Notes due 2033
Aggregate Principal Amount:	$750,000,000
Coupon:	5.875%
Maturity Date:	March 1, 2033
Price to Public:	99.508%
Benchmark Treasury:	2.750% UST due August 15, 2032
Benchmark Treasury Price / Yield:	88-12+ / 4.211%
Spread to Benchmark Treasury:	+173 bps
Yield to Maturity:	5.941%
Interest Payment Dates:	March 1 and September 1, commencing March 1, 2023
Optional Redemption:	Make-whole call at T+30 bps plus accrued and unpaid interest
Par Call:	On or after December 1, 2032
CUSIP/ISIN:	444859 BV3 / US444859BV38

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the preliminary prospectus supplement thereto relating to the Senior Notes and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and the preliminary prospectus supplement thereto relating to the Senior Notes if you request it by calling BofA Securities, Inc. toll-free at 1-800-294-1322, Goldman Sachs & Co. LLC toll-free at 1-866-471-2526, J.P. Morgan Securities LLC collect at 212-834-4533, or PNC Capital Markets LLC toll-free at 1-855-881-0697.

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